Exhibit 4.3

Intelligent Highway Solutions, Inc.
SECURED PROMISSORY NOTE

Effective Date: June 17, 2011	Due Date: December 17, 2011

Principal: $65,000 (This amount includes $15,000 previously advanced by the Payee and which Devon Jones agreed to repay, which agreement is now merged into this Note so that the Maker shall pay such amount, and Devon Jones shall only remain liable to pay amounts as the Guarantor signing below as to the full amounts due hereunder.)

FOR VALUE RECEIVED, the receipt and consideration is hereby irrevocable confirmed and satisfactory, the undersigned company agrees as follows.

1.
The undersigned ("Maker" or "Company"), hereby promises to pay to the order of the below "Payee" or heirs, assigns or holders ("Payee"), in lawful money of the United States of America, and in immediately available funds, the following by the Due Date:

(a)	the outstanding principal sum, current amount, as of this date, set forth herein ("Principal");
(b)	regular and default, if applicable, Interest;
(c)	reasonable attorney fees and costs if due in the event of an uncured default of this Note; and
(d)	all obligations that become due by any default of the Maker of this Note.

2. Interest on the Principal shall be paid as follows:

(a)
Principal shall bear a simple interest of 1.5% per month, and shall accrue on the amount of the then Principal balance of this Note. Interest payment shall be paid on the 17th day of each month for the previous month of outstanding Principal.

3. The Principal hereof shall be due and payable, notwithstanding anything, on the Due Date.

4.	Payment of all amounts due hereunder shall be made at the address of the Payee herein or at such other place as the Payee may designate in writing at any time or from time to time.

5.
This Note may be prepaid, in whole or in part, and prepayments shall be first applied to Interest and then applied to Principal, however, if a default occurs, monies may be applied to the obligations in any manner or order deemed appropriate by the Payee as between Principal and Interest.

6.	The occurrence of any one or more of the following events, if not cured, shall constitute an Event of Default under this Note:

(a)	the non-payment, when due, of any Principal or Interest pursuant to this Note;

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(b)	the material breach of any promise or representation in this Note.

Upon the occurrence of any default or Event of Default, the Payee may declare, in writing to the Maker, that all amounts hereunder are due and payable immediately, in which event it shall immediately be and become due and payable but only following 10 days from notice in writing to Maker for an opportunity to defend or cure within said 10 days, and if so cured then no Event of Default or default shall apply.

THE MAKER also agrees to execute and deliver to the Payee a security agreement, and to file a UCC-1 Financing Statement, to secure the payments due to the Payee hereunder, no later than July 16, 2011, otherwise this Note shall be in default. The collateral for such security agreement shall be: all intangible and tangible assets of the Maker.

7.
The Company agrees that all of the rights and remedies of the Payee hereto whether established hereby or by law shall be cumulative and may be exercised singly or concurrently. Company shall reflect the obligation of this Note in all fmancial statements and related disclosures.

8.	This Note shall be construed in accordance with the laws of the State of California without reference to conflict of laws principles.

9.
The parties irrevocably submit to the exclusive jurisdiction of any court sitting in Elk Grove, California. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto further waive any objection to venue in the said part of said State.

10.
In the event Payee shall refer this Note to an attorney for collection in the event of an uncured default, the Maker agrees to pay all the reasonable costs and expenses incurred in attempting or effecting collection hereunder or enforcement of the terms of this Note, including reasonable attorney's fees.

11.
It is the intention of the parties to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be additional stipulated damages or treated as the Payee determines towards any other obligations to the Payee.

12.	The Payee understands and agrees, as a condition hereof:

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CERTAIN STATEMENTS FROM OR ABOUT THE COMPANY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS MAY INVOLVE KNOWN AND UNKNOWN RISKS. ACTUAL RESULTS MAY DIFFER. COMPANY, BUSINESS, STOCK, PROJECTIONS, AND PLANS ARE SUBJECT TO RISKS, HOWEVER THIS SHALL NOT IN ANY WAY EFFECT THE OBLIGATION TO PAY THE AMOUNT DUE TO THE PAYEE HEREUNDER.

The undersigned Payee represents to the Company as conditions as follows, as to the undersigned:

(a)	has carefully reviewed and understands this Note, has not been furnished with any representations or other materials or literature,
(c)	has had a reasonable opportunity to ask questions of and receive answers from the Company,
(d)	has such knowledge and expertise in financial and business matters such that the undersigned is capable of evaluating the merits and risks involved in an investment,
(e)	and the undersigned is an "accredited investor," as defined under SEC Regulation D, Rule 501.

Nothing in this Section shall be deemed a defense to the timely payment of the Principal and Interest due under this Note.

13.
Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular. If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision in other circumstances shall not be affected thereby. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. This Note may only be amended or modified at any time, and from time to time, in writing, executed by the Maker and Payee hereto.

14.	NOTWITHSTANDING anything, this Note shall be fully assignable by Payee after 5 business days prior written notice by Payee to Maker.

15.	Additional Incentive to Payee:

Payee shall receive, in addition to full payment of this Note including principal and interest, 0.4% (four tenths of one percent) of common stock ownership in Maker, within 60 days or less of the Effective Date hereof. The 0.4% (four tenths of one percent) of common stock ownership shall not be diluted through the date of the first equity finance offering, private or public, that is greater than 20% (twenty percent) of the total stock shares of Maker. It has been represented by Maker that common stock will be the only stock of Maker.

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The Maker is in the process, without guarantee or assurance of success, of listing its common stock on the Frankfurt Stock Exchange, "Open Markets" and has retained Colebrooke Capital Partners as its Investment Banking advisor, Integral as its transfer agent and Rendell as the market specialist, all subject to change, which change shall not effect this Note. It is anticipated that the Maker will have 25,000,000 (25 million) total shares of common stock at the time of the potential future stock listing for trading or opening on said public exchange, under this scenario Payee would be issued 0.4% of said total shares of common stock or 100,000 shares of common stock. There is no guarantee that the Maker or any security will complete any such listing and failure to do so shall not be a breach or default of this Note.

Maker:      Intelligent Highway Solutions, Inc.
9245 Laguna Springs Dr. Suite 120
Elk Grove, California 95758

The Maker hereby accepts this Note subject to the terms and conditions above including Effective Date.

By:  /s/  Devon Jones
    CEO, Devon Jones

Payee:           Innovest, LLC
4185 Greenview Drive
El Dorado Hills, CA 95762

The Payee hereby accepts this Note subject to the terms and conditions above including Effective Date.

By:  /s/  Doug Powell
Managing member, Doug Powell

Personal Guarantee

We, jointly and severally, hereby personally agree to pay the outstanding overdue amounts, including the above costs of collection, in the event of an uncured default of this Note as a of the collection of such amounts by the Payee.

/s/  Devon Jones

/s/  Philip Kirkland
Philip Kirkland

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